Exhibit 19.1

INSIDER TRADING POLICY &
GUIDELINES FOR MATERIAL NON-PUBLIC INFORMATION

This Insider Trading Policy & Guidelines for Material Non-Public Information (the “Insider Trading Policy”) provides guidelines to all personnel, including employees (“Associates”), directors and officers of RH and the Company’s subsidiaries, including Waterworks (collectively, the “Company”), with respect to transactions involving the Company’s securities and the handling of confidential information about the Company and the companies with which it does business.  At the discretion of the Corporate Compliance Officer (as defined below), the Insider Trading Policy may also apply to consultants and contractors of the Company.

For purposes of this Insider Trading Policy, the Company’s securities include common stock, options to purchase common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants, and convertible debentures.  The Company’s securities also include derivative securities relating to the Company’s stock, even if not issued by the Company, such as exchange-traded options.  For purposes of this Insider Trading Policy, references to “trading” and “transactions” include, among other things, (i) purchases and sales of Company securities in public markets, (ii) sales of Company securities obtained through the exercise of Associates’ stock options granted by the Company, and (iii) using Company securities to secure a loan.

POLICY

It is the policy of the Company to comply with all insider trading laws and regulations.

INDIVIDUAL RESPONSIBILITY

Associates, officers, and directors of the Company may create, use, or have access to confidential or material information which is not generally available to the investing public (such information is referred to in this Insider Trading Policy as “material non-public information,” as explained in more detail below).  Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and to not engage in any transactions in the Company’s securities while in possession of material non-public information.  Each individual is responsible for making sure that he or she complies with this Insider Trading Policy, and that any family members, household members or entities whose transactions are subject to this Insider Trading Policy, as discussed below, also comply with this Insider Trading Policy.  In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Corporate Compliance Officer or any other Associate, officer, or director of the Company whether pursuant to this Insider Trading Policy or otherwise does not in any way constitute legal advice or insulate an individual from liability under applicable securities law.  Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of, or trading in, the Company’s securities while in possession of material non-public information.

The Securities and Exchange Commission (“SEC”), U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions are very effective at detecting and pursuing insider trading cases.  Regulators have successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.  Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.  This Insider Trading Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

ADMINISTRATION OF THE POLICY

There shall be designated at all times one or more corporate officers of the Company as the corporate compliance officer(s) who shall be responsible for administering this Insider Trading Policy and shall have plenary authority to interpret and administer this Insider Trading Policy in all respects, including implementing and overseeing compliance with this Insider Trading Policy (hereinafter, the “Corporate Compliance Officer”).  In the absence of contrary direction from the Company’s Board of Directors, for purposes of the interpretation and administration of this Insider Trading Policy, (i) each of the Chief Financial Officer and the Chief Legal & Compliance Officer of the Company shall be a Corporate Compliance Officer, (ii) in the event that such corporate officers are not available to perform as the Corporate Compliance Officer at any time (including with respect to pre-approval of their personal transactions in the securities of the Company) then the Chief Executive Officer shall be a Corporate Compliance Officer, and (iii) in the event that such corporate officers in clauses (i) and (ii) are not available to perform as the Corporate Compliance Officer at any time (including with respect to pre-approval of their personal transactions in the securities of the Company) then such other corporate officer of the Company as may be designated by the Company’s Board of Directors shall be a Corporate Compliance Officer.  All determinations and interpretations by the Corporate Compliance Officer shall be final and not subject to further review.

GUIDELINES

1.Prohibition.  Every Associate, officer, and director of the Company is prohibited from the following:  (a) buying or selling the Company’s securities while in possession of material non-public information; (b) communicating such information to others except those who “need to know” based on their doing business with or for the Company; (c) recommending the purchase or sale of the Company’s securities while in the possession of material information that has not been publicly disclosed by the Company; (d) assisting anyone engaged in any of the above activities; or (e) taking any of the above actions in (a) through (d) in an indirect manner whether through family members or through another person or entity.  This prohibition also applies to information about, and the securities of, other companies with which the Company has a relationship through which an Associate, officer, or director may acquire the material non-public information of that company.

There are no exceptions to this Insider Trading Policy other than those described in paragraph 14 below.  Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, is still prohibited if you possess material non-public information.  Even the appearance of an improper transaction must be avoided to prevent any potential prosecution of the Company or the individual trader.  If you know or suspect that a director, officer, or Associate of the Company has violated this Insider Trading Policy, we encourage you to contact the Corporate Compliance Officer.  You are free to do so on an anonymous basis.

2.Penalties.  If you engage in any of the above activities, you may subject yourself, the Company, and its officers and directors to civil and criminal liability.  Punishment for insider trading violations is severe, and could include significant fines and imprisonment.  Violation of this Insider Trading Policy may subject you to immediate discipline by the Company, including discharge from the Company.

3.Transactions by Family Members.  These prohibitions also apply to your “immediate family” members, including your spouse, minor children, or other “immediate family” members who reside with you or who are your dependents.  For purposes of this Insider Trading Policy, “Immediate Family Members” includes such “immediate family” members as well as any child or other relative who is your dependent and any “immediate family” members who do not reside with you but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. For the avoidance of doubt,  “Immediate Family Members” include your spouse or partner, as well as any (i) child (including a child away at college), (ii) stepchild, (iii) grandchild, (iv) parent, (v) stepparent, (vi) grandparent, (vii) sibling, (viii) mother or father-in-law, (ix) son or daughter-in-law, (x) brother or sister-in-law, or (xi) other similar relative with whom you have an  adoptive relationships, if such person either resides with you or is your dependent. The Company will hold you responsible under this Insider Trading Policy for the conduct of your Immediate Family Members and, moreover, the SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself.

4.Transactions by Entities that You Influence or Control.  These prohibitions also apply any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Insider Trading Policy and applicable securities laws as if they were for your own account.  The Company will hold you responsible for the conduct of these Controlled Entities, moreover, the SEC and federal prosecutors may presume that trading by Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself.

5.Tipping Information to Others.  You may not disclose any material non-public information to others, including your family members, friends, or social acquaintances, whether or not the circumstances suggest that you were trying to help them make a profit or avoid a loss.  This prohibition also applies whether or not you receive any benefit from the other person’s use of that information.  In addition to being considered a form of insider trading, tipping is a serious breach of corporate confidentiality.  For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators, etc.) where such information may be heard by others.  The SEC has imposed large penalties even when the disclosing person did not profit from the trading.  The SEC, the stock exchanges, and the Financial Industry Regulatory Authority, Inc. (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.  Do not underestimate their ability to discover your actions.  This policy does not restrict legitimate business communications on a “need to know” basis.

6.Material Non-Public Information.  “Material” information is any information which could affect the market for the Company’s securities or that a reasonable investor would consider important in making a decision to purchase, hold, or sell the Company’s securities (e.g., information regarding a possible merger or acquisition involving the Company or major marketing changes).  Chances are, if you learn something that leads you to want to buy or sell stock, that information could be considered material.  It is important to keep in mind that material information can be any kind of information:  information that something is likely to happen, or even just that it may happen, can be considered material.  In short, any information which could reasonably affect the price of or influence a person’s decision to buy or sell the Company’s stock is “material.”

“Non-public” information is any information that has not been disclosed generally to the investing public.  For example, a speech to an audience, a TV or radio appearance, or an article in a trade magazine does not qualify as full disclosure.  Therefore, “non-public” information made available in any such manner will continue to be considered “non-public” until more broadly disseminated.  Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public.  Even after the Company has released information to the press and the information has been reported, at least one full business day (that is, a day on which the NYSE is open for trading) should generally be allowed for the investing public to absorb and evaluate the information before you trade in the Company’s securities.

Although it is not possible to list all types of material information, the following are a few examples of information that are particularly sensitive and should be treated as material:

Changes in previously announced earnings guidance, or the decision to suspend earnings guidance;

Quarterly or annual financial results, projections or other earnings guidance;

Increases or decreases in dividend payments;

Stock splits or securities offerings;

Pending or proposed mergers and acquisitions;

Pending or proposed acquisitions or dispositions of a significant asset;

Pending or proposed joint ventures;

Significant contracts and technology licenses;

Changes in the Company’s Leadership Team;

The introduction of important products and/or new assortments of products;

Serious product defects or recalls;

Fraud or cyber security incidents that are material to the Company;

Major marketing changes;

Pending or threatened significant litigation;

Unusual gains or losses in major operations;

Financial liquidity problems;

Establishment of a repurchase program for the Company’s securities;

Changes in auditors or a notification that the auditor’s report may no longer be relied upon; and

Contract negotiations with a potentially significant new customer.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Corporate Compliance Officer.

7.Inadvertent Disclosure.  If material non-public information is inadvertently disclosed by any personnel, including Associates, directors, and officers, to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all of the facts to the Corporate Compliance Officer so that the Company may take appropriate remedial action.  As noted in the Company’s Fair Disclosure Policy, under SEC rules, the Company generally has a limited amount of time including as little as 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information.

8.Short-term, Speculative Transactions.  The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel, including Associates, directors, and officers, when they engage in short-term or speculative securities transactions.  Therefore, personnel of the Company are prohibited from engaging in any of the following activities involving the Company’s shares, except with the prior written consent of the Corporate Compliance Officer or the Board of Directors:

(a)	Short sales (for purposes of this Insider Trading Policy, “short sales” means any transaction in which you may benefit from a decline in the Company’s stock price);
(b)	Buying or selling puts or calls;
(c)	Trading in options (other than those granted by the Company);
(d)	Engaging in hedging or derivative transactions relating to the Company’s securities (e.g., exchange-traded options, equity swaps, forwards etc.);
(e)	Making or maintaining purchases of the Company’s securities on margin including any pledge of the Company’s securities as collateral for a loan.

9.Further Prohibition.  From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Corporate Compliance Officer.

10.Special Trading Restrictions for Directors, Officers, and Certain Associates.  The following guidelines set forth in this paragraph 10 are applicable to the “Preclearance Approval Parties,” which shall refer to the following groups of persons:

(a)	All members of the Company’s Board of Directors and all officers listed on Exhibit B attached hereto (each a “Section 16 Party”) who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (the “Section 16 List”); and

(b)	The persons listed on Exhibit C attached hereto who the Company has determined have regular access (or may have access) to material non-public information in the normal course of their duties or services for the Company.

The persons to whom these guidelines are applicable may be changed by the Company from time to time as circumstances require.  The Company may from time to time update the Preclearance Approval Parties listed in Exhibit C or the Section 16 List, as appropriate.  The Corporate Compliance Officer (i) shall be authorized to make updates to the list in Exhibit C from time to time, and (ii) shall update the Section 16 List if the Company’s Board of Directors determines to make any changes in the group of officers that are subject to Section 16 of the Exchange Act.  Failure of the Company to update such lists by naming a specific person or adding parties to such lists shall not limit such person’s treatment as a Preclearance Approval Party.  If you are a Preclearance Approval Party and have any questions about the application of these provisions when considering the possible purchase or sale of the Company’s securities, you should contact the Corporate Compliance Officer before undertaking the transaction and follow his or her instructions.

(w)

Trading Prohibition.  The release of earnings is a particularly sensitive period of time for transactions in the Company’s stock, given that officers, directors, and other Associates may possess material non-public information about the expected financial results for the quarter.  Accordingly, no Preclearance Approval Party may conduct transactions involving the purchase or sale of the Company’s securities during a Blackout Period (defined in the next sentence) for the quarter nor may any other Associate having access to the Company’s internal financial statements for such quarter or access to other material non-public information conduct transactions involving the purchase or sale of the Company’s securities during such Blackout Period; provided, however, that the restrictions in this sentence shall not apply to (i) the exercise of stock options for cash under the Company’s stock option plan and (ii) the exercise of a tax withholding right under which an Associate elects to have the Company withhold shares in connection with the vesting of restricted stock to satisfy tax withholding requirements.  With respect to each fiscal quarter of the Company, a “Blackout Period” begins on the close of business on the fifteenth (15th) calendar day preceding the end of the quarter and ends on the opening of the second (2nd) business day following the earlier of the Company’s filing with the SEC of the Company’s quarterly or annual financial reports or the public release of quarterly or annual financial information (the “Earnings Release Date”).  For Preclearance Approval Parties, as well as all relatives living in the household of any of these persons, their Immediate Family Members, Controlled Entities and all dependents of them regardless of where they live, all transactions involving the Company’s securities outside the Blackout Period and any transactions inside the Blackout Period that are not otherwise prohibited during the Blackout Period may be made only after preclearing the transaction with the Corporate Compliance Officer as described in Section 10(x) below.  The Company may inform you of the anticipated date of public disclosure of each quarter’s financial results upon request.  A schedule showing the anticipated Blackout Periods and trading windows is distributed to all Preclearance Approval Parties and may be available to others upon request from the Corporate Compliance Officer.

(x)

Preclearance of Transactions.  All Preclearance Approval Parties, as well as all relatives living in the household of any of these persons, their Immediate Family Members, Controlled Entities and all dependents of them regardless of where they live, must receive preclearance from the Corporate Compliance Officer prior to engaging in any transaction involving the Company’s securities outside of a Blackout Period and also for any transactions inside the Blackout Period that are not otherwise prohibited during the Blackout Period except for the simple exercise of an individual’s stock options (transactions by the Corporate Compliance Officer shall be pre-approved by the Chief Executive Officer).  However, if the option is being exercised in connection with a same-day sale program, the exercise and sale must occur outside a Blackout Period and also must receive preclearance from the Corporate Compliance Officer.  A preclearance approval shall have a pre-determined effective period and time of expiration as determined by the Corporate Compliance Officer, including by way of policy or procedures established by the Corporate Compliance Officer.  Regardless of the issuance of preclearance approval by the Company, no transaction may be executed if the individual (having sought and received Company preclearance approval) seeking to complete the transaction subsequently acquires material non-public information prior to effecting the transaction by such individual.  If a precleared transaction does not occur within the effective time period of the preclearance approval, then additional preclearance shall be required before the trade, or any remaining incomplete portion of the trade, can occur.  The existence of the foregoing preclearance procedures does not in any way obligate the Company to preclear any transaction.

(y)

Changes/Extensions of Blackout Periods.  From time to time, at the discretion of the Corporate Compliance Officer or the Company’s Board of Directors, in each case with the advice of the Company’s legal counsel, the Company may make temporary changes to Blackout Periods, including, without limitation, changes in time periods or extensions of any Blackout Periods.

(z)

Gift Transactions.  Transactions involving the gift or other transfer of the Company’s securities without consideration (collectively “Gift Transactions”) can present certain issues under applicable securities laws.   Accordingly, all Preclearance Approval Parties, as well as all relatives living in the household of any of these persons, their Immediate Family Members, Controlled Entities and all dependents of them regardless of where they live, must receive preclearance from the Corporate Compliance Officer prior to engaging in any Gift Transactions involving the Company’s securities outside of a Blackout Period and also for any Gift Transactions inside the Blackout Period that are not otherwise prohibited during the Blackout Period.

11.Suspension of Trading.  From time to time, the Company may also determine, at the discretion of the Corporate Compliance Officer or the Company’s Board of Directors, in each case with the advice of the Company’s legal counsel, that directors, officers, or some or all Associates should suspend trading.  In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.  Additionally, if the Corporate Compliance Officer becomes aware that material non-public information may have been widely disseminated within the Company, then the Corporate Compliance Officer or the Company’s Board of Directors may impose a ban on trading for all directors, officers, and Associates of the Company.

12.Others with Material Non-Public Information.  It should be noted that, even outside of the trading prohibition, any person possessing material non-public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one full trading day, whether or not the Company has recommended a suspension of trading to that person.  Trading in the Company’s securities outside of a Blackout Period (defined above) should not be considered a “safe harbor,” and all directors, officers, and other persons should use good judgment at all times to make sure that their trades are not effected while they are in possession of material non-public information about the Company.

13.Section 16 Compliance.  The Company’s directors, certain of its officers who are subject to Section 16 of the Exchange Act (“Section 16”) and holders of 10% or more of the Company’s outstanding common stock are subject to additional restrictions under Section 16 and have additional disclosure obligations and trading restrictions (including the short-swing restrictions discussed in Section 15 below) that are applicable, notwithstanding that a transaction is otherwise permitted or has been precleared under this Insider Trading Policy.  If you are a member of the Board of Directors of the Company, an executive officer of the Company as determined by the Board of Directors, or a holder of 10% or more of the Company’s outstanding common stock, you must file a Form 144, as required by Rule 144, with the SEC under certain circumstances if you intend to sell stock within the next 90 days.  You also must report any changes in your stock ownership position, including stock granted under an option plan, by filing a Form 4 with the SEC within two (2) business days of the date upon which you changed your ownership position. For convenience, the officers of the Company who are subject to Section 16 as of the date of adoption of this Insider Trading Policy are listed in Exhibit B hereto.

14.Pre-Planned Trading Programs.  The Company’s directors, officers, and Associates have the ability to adopt a pre-planned Rule 10b5-1 trading program subject to the terms and conditions described in Exhibit A-1 hereto.  The Company’s directors and officers shall be educated on the potential benefits of utilizing Rule 10b5-1 trading plans in connection with trading in securities of the Company and shall be encouraged, where and to the extent practicable, to adopt such 10b5-1 plans in connection with such transactions.

15.Directors and Executive Officers — Short-Swing Transactions.  Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act.  The practical effect of these provisions is that executive officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material non-public information.  Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16 of the Exchange Act; however, the sale of any such shares (including a sale pursuant to a broker’s cashless option exercise) generally is a sale under Section 16 of the Exchange Act.  Moreover, no executive officer or director of the Company may ever make a short sale of the Company’s stock.

16.Confidentiality Guidelines.  All directors, officers, and Associates of the Company are prohibited from revealing material non-public information to third parties who may engage in trading activities and from making buy or sell recommendations to third parties based upon such information.  If you are in possession of material non-public information, your family members and close friends may also be deemed to be in possession of such information, regardless of whether they have actual knowledge of the information (that is, it would be difficult to prove they did not have actual knowledge).  Consequently, they could also be liable for violations of the insider trading laws if they trade during a time in which you are prohibited from trading, regardless of whether they actually knew the material non-public information at that time.  To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines with which you should familiarize yourself.  These guidelines are not intended to be exhaustive.  Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances.  If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Corporate Compliance Officer before you act.  Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every Associate, officer and director of the Company should comply in order to maximize the security of confidential inside information:

(a)	Use passwords to restrict access to the information on computers;
(b)	Limit access to particular physical areas where material non-public information is likely to be documented or discussed;
(c)	Do not discuss any Company matter in public places, such as elevators, hallways, restrooms, or eating facilities, where conversations might be overheard;
(d)

Do not participate or post on any Internet site or other mode of communication that is available to members of the public (including message or bulletin boards) any information regarding the Company; and

(e)	Maintain records in accordance with any applicable document retention policy of the Company.

In addition, every Associate or officer of the Company is prohibited from participating in, or otherwise communicating any information to, any expert network, primary research service or other similar organization while employed by the Company.

17.Authorized Disclosure of Material Non-Public Information.  Under certain circumstances, the Corporate Compliance Officer may authorize the immediate release of material non-public information.  If disclosure is authorized, the form and content of all public disclosures shall be precleared by the Corporate Compliance Officer pursuant to the terms of the Company’s Fair Disclosure Policy.  In cases of material non-public information which is not disclosed, such information is not to be disclosed or discussed except on a strict “need-to-know” basis.  All requests for information, comments, or interviews (other than routine product inquiries) made to any officer, director, or Associate of the Company should be directed to the Corporate Compliance Officer, who will clear all proposed responses, which must be in compliance with the Company’s Fair Disclosure Policy.  It is anticipated that most questions raised can be answered by the Corporate Compliance Officer or another Company representative to whom the Corporate Compliance Officer refers the request.  All officers, directors, and Associates of the Company must comply with the Company’s Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Corporate Compliance Officer.  In particular, great care should be taken not to comment on the Company’s expected future financial results.  If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Fair Disclosure Policy.  All communications with representatives of the media and securities analysts shall be directed to the Corporate Compliance Officer.

18.Company Assistance.  If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Corporate Compliance Officer.

EXHIBIT A-1 | RULE 10b5-1 Pre-Planned Trading Programs

Introduction. The Company has adopted a written Insider Trading Policy and Guidelines for Material Non-Public Information (the “Insider Trading Policy”), to which this “Rule 10b5-1 Pre-Planned Trading Programs” is an attachment, containing certain basic principles and policies concerning the trading by officers, directors, and Associates of the Company in the securities of the Company.  This sets forth the Company’s policy concerning Rule 10b5-1 (defined below) pre-planned trading programs by the Company’s directors, officers, and Associates that have been precleared by the Corporate Compliance Officer as provided below.

Notwithstanding any other guidelines contained in the Insider Trading Policy to the contrary, it shall not be a violation of the Insider Trading Policy for the Company’s directors, officers, and Associates to sell (or purchase) securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future when the pre-planned trading programs (i) are in compliance with SEC Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and (ii) have been precleared in advance, in writing, by the Corporate Compliance Officer.  To initiate any transactions under this exception, a director, officer, or Associate (a “person” for purposes of this attachment only) must comply with each of the following elements:

1.	The person must not be aware of any material non-public information, or during a blackout period, at the time that the person enters, modifies or terminates a binding contract to purchase or sell securities, instructs another person to purchase or sell securities for the person’s account, and adopts a written plan for purchasing or selling the securities (a “Trading Program”);
2.	The Trading Program must contain one of the following: (1) specify the amount, price, and date of the transaction(s); (2) include a written formula, algorithm, or computer program for determining amounts, prices and dates for the transaction(s); or (3) not permit the person to exercise any subsequent influence over how, when, or whether to make purchases or sales (and any other person exercising such influence under the Trading Program must not be aware of material non-public information when doing so);
3.	For the purposes of a Trading Program, the following definitions apply:

“Amount” means a specified number of securities or a specified dollar value of securities;

“Price” means a market price on a particular date or a limit price, or a particular dollar price; and

“Date” means the day of the year when the order is to be executed, or as soon thereafter as is practical under ordinary principles of best execution.  In case of a limit order, “date” means the day of the year when the order is in force.

4.	Purchases or sales under the Trading Program must occur pursuant to the Trading Program;
5.	The Trading Program cannot be entered into as part of a plan or scheme to evade the prohibitions of Rule 10b5. Therefore, although modifications to an existing Trading Program are not prohibited, a Trading Program should be adopted with the intention that it will be amended or modified infrequently, if at all, since changes to the Trading Program could raise issues as to the individual’s good faith;
6.	For officers and directors, no transaction may take place under a Trading Program until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 plan or (b) two trading days following the disclosure of the Company’s financial results in a quarterly report on Form 10-Q for the fiscal quarter (or annual report on Form 10-K for the fourth fiscal quarter) in which the Trading Program was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption or modification of the Trading Program).

For persons other than officers and directors, no transaction may take place under a Trading Program until 30 days following the adoption or modification of a Trading Program.

The Company may require an additional interval between the adoption of the Trading Program and the first trade under such Trading Program;

7.	No person purchasing or selling securities under a Trading Program may take (or modify existing) hedging positions to account for his or her planned purchases or sales;
8.	Subject to certain limited exceptions specified in Rule 10b5-1, company personnel are limited to only one Trading Program designed to effect an open market purchase or sale of the total amount of securities subject to the Trading Program as a single transaction in any 12-month period;

9.	Subject to certain limited exceptions specified in Rule 10b5-1, company personnel may not enter into more than one Trading Program at the same time.

10.	Officers and directors must include a representation in the Trading Program certifying that, on the date of adoption or modification of the Trading Program (i) the person is not aware of material nonpublic information about the Company or its securities and (ii) the person is adopting the Trading Program in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
11.	Any person wishing to proceed under the Trading Program exception (or to modify or terminate a previously adopted Trading Program) must first obtain written preclearance from the Corporate Compliance Officer. This preclearance requirement will permit the Company to review the proposed Trading Program as to compliance with applicable securities laws (including Rule 10b5-1), this Insider Trading Policy, and the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the person seeking to avail him or herself of this exception. The Company therefore reserves the right to preclear or not preclear any proposed Trading Program (or the modification of any existing Trading Program) in its sole and absolute discretion based on, among other factors, policies and criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations, and the potential impact of any such Trading Program on any actual or prospective transactions (including the distribution of securities) to which the Company is or may be a party;
12.	The Company reserves the right to refuse preclearance of any proposed Trading Program (or the modification of any existing Trading Program) to the extent it does not include the following elements, as well as such additional terms and conditions as the Company may require from time to time:
(a)	There is no undisclosed material non-public information at the time a person wishes to enter into a Trading Program (or to modify or terminate a previously adopted Trading Program). If there is any such undisclosed information, the Company may delay its preclearance of the Trading Program until the information has been disclosed.
(b)	The Company and its officers and directors must make certain disclosures in SEC filings concerning Trading Programs and certain material terms. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Trading Programs for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.
(c)	The proposed Trading Program contains procedures to ensure prompt compliance with (i) any reporting requirements under Section 16 of the Exchange Act, (ii) SEC Rule 144 or Rule 145 under the Securities Act of 1933, as amended, relating to any sales under the Trading Program, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under a precleared Trading Program, under applicable law or in connection with a distribution by the Company of securities, including, without limitation, lock up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system, or other self-regulated organization that promulgates rules to which the Company is subject from time to time).
13.	Each person understands that the preclearance or adoption of a Trading Program (i) in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, as amended, including such person’s disclosure and short-swing trading liabilities thereunder, and (ii) does not assure that the person’s transactions under such trading program will be determined to be in compliance with Rule 10b5-1 or any other applicable securities law restrictions and requirements. If any questions arise, such person should consult with his or her own counsel prior to entering into a trading program.

EXHIBIT A-2 | OTHER Pre-Planned Trading Programs

Introduction. The Company has adopted a written Insider Trading Policy and Guidelines for Material Non-Public Information, to which this “Other Pre-Planned Trading Programs” is an attachment, containing certain basic principles and policies concerning the trading by officers, directors, and Associates of the Company in the securities of the Company.  This attachment sets forth the Company’s policy concerning use of pre-planned trading programs by the Company’s directors, officers, and Associates that are not compliant with Rule 10b5-1 (“Non Rule 10b5-1 Trading Programs”).

Preclearance of Non Rule 10b5-1 Trading Programs.   The Company encourages the use of Trading Programs that are in compliance with Rule 10b5-1 and discourages the use of Non Rule 10b5-1 Trading Programs but there may be certain limited instances where the Corporate Compliance Officer determines to approve such a Non Rule 10b5-1 Trading Program.  Any such approval must be obtained in advance and in writing from the Corporate Compliance Officer.  In the event that the Corporate Compliance Officer approves such a Non Rule 10b5-1 Compliant Trading Program, it shall not be a violation of the Insider Trading Policy for the applicable director, officer, or Associate to sell (or purchase) securities of the Company under and in compliance with the terms of such Non Rule 10b5-1 Trading Program. In the event that the Corporate Compliance Officer determines to approve such a Non Rule 10b5-1 Trading Program, such approval will include applicable provisions from Exhibit A-1 governing Trading Programs as determined by the Corporate Compliance Officer.

B-1

EXHIBIT B | SECTION 16 PARTIES

[Intentionally Omitted]

B-2

EXHIBIT C | PRECLEARANCE APPROVAL PARTIES

[Intentionally Omitted]

C-1